Exhibit 99.2

EXCO RESOURCES, INC. ANNOUNCES 2014 CAPITAL BUDGET DETAILS AND 2014

ADJUSTED EBITDA GUIDANCE

DALLAS, TEXAS, December 17, 2013… EXCO Resources, Inc. (NYSE: XCO) (“EXCO” or the “Company”) previously announced a 2014 capital budget of up to $368 million. The $368 million capital budget, which was approved by our Board of Directors, includes $294 million allocated to development and completion activities. We believe the capital budget is appropriate for current commodity prices and our capital structure. EXCO estimates that the 2014 capital budget will result in an approximate 15% production decline year-over-year (at the midpoint of guidance) while increasing our exposure to crude oil. These capital expenditures exclude the EXCO/HGI Partnership, which funds its capital expenditures through internally generated cash flow and its credit agreement, and also exclude any capital expenditures for our Permian joint development, which is in early stages of evaluation.

The 2014 capital budget is currently allocated among the different budget categories as follows:

(Dollars in millions)	2014 Capital Budget
Drilling and completion	$294
Field operations, gathering and water projects	24
Land and seismic	21
Corporate and other	11
Capitalized interest	18

Total	$368

We expect to fund our 2014 capital budget with cash flow from operations as well as borrowings under our credit agreement to the extent necessary. Our 2014 operated rig count is expected to average nine rigs, of which four will drill in the Haynesville and Bossier shales and five will drill in the Eagle Ford shale. We will also utilize a rig in Appalachia for a partial year to drill two appraisal wells. Details of our plans within the various areas follow:

(Dollars in millions)	Gross Wells Spud(1)	Net Wells Spud(1)	Net Wells Completed(1)	Drilling & Completion	Other Capital	Total Capital
East TX/North LA	42	20.5	18.3	$173	$11	$184
South Texas	90	15.2	14.3	109	29	138
Appalachia	2	0.5	0.5	12	5	17
Corporate and other(2)	—	—	—	—	29	29

Total	134	36.2	33.1	$294	$74	$368

(1)	EXCO operated.
(2)	Includes $18 million of capitalized interest.

East Texas and North Louisiana:

Our Haynesville shale position continues to be the most significant asset driving 2014 performance. We plan to spend a total of $184 million developing wells in the Haynesville and Bossier shales, of which $173 million will be spent on drilling and completion. We plan to spud 42 gross (20.5 net) horizontal wells and turn to sales 35 gross (18.3 net) horizontal wells in this area.

We currently have 434 operated horizontal wells producing in East Texas and North Louisiana and November 2013 net production averaged 306 Mmcfe/d. Our continuous improvement in drilling days as well as optimization of completion designs have resulted in recent well costs of $7.5 million in our Holly core area, an approximate 10% reduction as compared to 2012. Approximately 70% of the drilling and completion budget will be focused in our Holly core area in DeSoto Parish, Louisiana, where we will develop seven units on 107 acre spacing with 4,200 foot laterals and 14 frac stages. This modified spacing is designed to optimize long-term performance and increase value per fully developed unit.

The remaining drilling and completion capital will spud and turn to sales 8 gross (3.2 net) horizontal wells in the Shelby area in San Augustine County, Texas. We have been encouraged by recent industry success using enhanced completion methods in this area. The 2014 program will utilize laterals as long as 7,000 feet, more proppant per completed lateral foot, and more restricted flowback. If the enhanced completion methods are successful on our acreage, this program will provide attractive economics in the current price environment and provide a growth platform for future development.

South Texas:

The capital budget program for our newly acquired Eagle Ford shale asset totals $138 million, of which $109 million will be spent to spud 90 gross (15.2 net) horizontal wells and turn to sales 82 gross (14.3 net) horizontal wells. The budgeted capital expenditures and net well counts reflect our lower working interest in our focus area wells during the first year of production relative to our joint venture partner (affiliates of Kohlberg Kravis Roberts & Co. L.P. or KKR).

We currently have 126 operated horizontal wells producing in South Texas and November 2013 net production averaged 7,300 BOE/d. In 2014, we plan to drill 84 gross (14.2 net) horizontal wells in our focus area acreage with 500 foot (80-acre) spacing. We will continue our evaluation of the farm-out acreage, which is approximately 102,000 net acres, and plan to drill 6 gross (1.0 net) farm-out wells in 2014. An additional $29 million will fund pumping unit installations and infill leasing.

Appalachia:

November net production averaged 64 Mmcfe/d from 121 Marcellus shale wells and approximately 6,149 conventional wells. The 2014 capital budget program for our Marcellus shale program totals $17 million, of which $12 million will be spent to drill and complete two gross appraisal wells and fund our working interest in wells operated by others. The appraisal wells will be used to evaluate future development activities.

Permian:

In the Permian region, the first five horizontal wells drilled in 2013 are funded under a joint development agreement with an operator that is carrying us on drilling and completion costs totaling $18.9 million. We expect this carry to be fully utilized by the end of 2013. We will evaluate the results of the five Wolfcamp shale horizontal wells and, if appropriate, will recommend to our Board of Directors additional 2014 capital for the approximately 20,000 gross acres once our evaluation is complete.

Guidance:

EXCO expects a 2014 Adjusted EBITDA range of $400 million to $425 million. This Adjusted EBITDA range is based on an average 2014 natural gas NYMEX price of $4.00 and oil NYMEX price of $90, our hedge position as of September 30, 2013, and reflects 25.5% of our interest in the EXCO/HGI Partnership.

From 2015 forward, incorporating anticipated acquisitions, we expect to return to a more predictable pattern of annual production growth of approximately 7% to 10% per year and corresponding Adjusted EBITDA growth of approximately 10% to 15% per year, based on forward NYMEX pricing.

Adjusted EBITDA represents net income adjusted to exclude interest expense, income taxes, depreciation, depletion and amortization, other operating items impacting comparability, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, stock-based compensation and income or losses from equity method investments. We have presented Adjusted EBITDA because it is a widely used measure by investors, analysts and rating agencies for valuations, peer comparisons and investment recommendations. In addition, it is used in covenant calculations required under our credit agreement and the indenture governing our 7.5% senior notes due September 15, 2018. Compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to us. Our computation of Adjusted EBITDA may differ from the computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computation as compared to those of others. Adjusted EBITDA is a measure that is not prescribed by generally accepted accounting principles, or GAAP. Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities. As such, we encourage investors not to use this measure as a substitute for the determination of net income, net cash provided by operating activities or other similar GAAP measures.

We have not reconciled the 2014 Adjusted EBITDA range to net income because applicable information on which this reconciliation is based is not readily available. Accordingly, a reconciliation of the 2014 Adjusted EBITDA range to net income at this time is not available without unreasonable effort.

Liquidity:

As of December 6, 2013, the revolving commitment under the EXCO Resources Credit Agreement had an available borrowing base of approximately $929 million, with approximately $764 million of outstanding indebtedness and $158 million of unused borrowing base, net of letters of credit. The reduction in our borrowing base and outstanding indebtedness, as compared to September 30, 2013 amounts, reflects proceeds of $240 million from the sale of TGGT that we received in November.

Pro forma for the proposed rights offering and the estimated net proceeds to us of approximately $272 million, after deducting estimated expenses, the available borrowing base under the EXCO Resources Credit Agreement is expected to be $900 million, with approximately $492 million of outstanding indebtedness and approximately $401 million of unused borrowing base, net of letters of credit.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO may be obtained by contacting Chris Peracchi, Director of Finance and Investor Relations and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. 2014 Adjusted EBITDA is based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.